Attachment 77.I.

WRITTEN INSTRUMENT DESIGNATING AND ESTABLISHING INSTITUTIONAL CLASS
       Effective as of April 13, 2015, all of the Trustees of Hennessy Funds Trust (the “Trust”), acting pursuant to Section 2.6 of Article II of the Trust Instrument of the Trust, as amended and supplemented to date, established a new class of interests of the Hennessy Large Cap Financial Fund and the Hennessy
Japan Small Cap Fund, each a series of the Trust, designated as “Institutional Class” interests of such series, with all of the relative rights and preferences of the existing series of the Trust.
       With the designation and establishment of the “Institutional Class” interests for the Hennessy
Large Cap Financial Fund and the Hennessy Japan Small Cap Fund, each of these series of the Trust has two classes: “Investor Class” and “Institutional Class”.
* * *
OFFICER’S CERTIFICATE
       The undersigned, being the duly elected, qualified and active Executive Vice President and
Secretary of Hennessy Funds Trust (the “Trust”), hereby certifies that the foregoing instrument designating and establishing an “Institutional Class” of interests of the Hennessy Large Cap Financial
Fund and the Hennessy Japan Small Cap Fund, each a series of the Trust, was duly adopted by all of the
Trustees, pursuant to Section 2.6 of Article II of the Trust Instrument of the Trust, as amended and supplemented to date.

Dated as of: April 14, 2015   /s/ Daniel B. Steadman
      Daniel B. Steadman
      Executive Vice President and Secretary

4827-8000-3619.1
001.1841539.1